DEFERRED COMPENSATION AGREEMENT

     THIS AGREEMENT, made and entered into as of this       day of
 ,      , by and between Banta Corporation, [a Wisconsin corporation (the
"Company"),                          , a wholly-owned subsidiary of the
Company (the "Subsidiary")] and                                       (the
"Participant");
                                  WITNESSETH:
     WHEREAS, the Company has established the Banta Corporation, Deferred Compensation Plan (the "Plan") the terms of which, to the extent not stated herein, are specifically incorporated by reference in this Agreement; and
     WHEREAS, the purpose of the Plan is to provide the Participant with (i) a retirement benefit; (ii) a disability benefit; and (iii) a death benefit if the Participant dies prior to Normal Retirement, Disability or Other Termination; and
     WHEREAS, the Participant has been selected to participate in the Plan and has elected to so participate;
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements made herein, the parties hereby mutually covenant and agree as follows:
     1.   Annual Deferral Amount and Deferral Period.  The [Subsidiary]
[Company] and the Participant agree to defer                         Dollars
($               ) of Participant's salary per calendar year for a period of years or until the Participant's Termination Date, whichever occurs
first, commencing                    ,       .  [The Subsidiary] [Company] and
Participant agree to defer                            Dollars ($            )
of Participant's         salary and                        Dollars ($
  ) of Participant's salary
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per calendar year for a period of             years or until Participant's
Termination Date, whichever occurs first, commencing               ,       .]
     2. Benefit and Benefit Period. Commencing as of the first day of the next calendar quarter following the Participant's Normal Retirement, death or retirement after attaining age 62 whichever occurs first, and continuing for a
period of             years (the "Benefit Period") the following "Benefit"
shall be paid by the Company to the Participant:
     (a) Payment Upon Normal Retirement. In the event of Participant's Normal Retirement, the Company shall pay the Participant, in substantially
equal monthly installments,                          Dollars ($            )
per year during the Benefit Period for a total Benefit of
 Dollars ($             ).
     (b) Payment Upon Death. In the event of Participant's death prior to his Normal Retirement, Disability or Other Termination, or after Disability and before or during the Disability Benefit Period, the Company shall pay to the Participant's designated beneficiary or estate, in substantially equal monthly installments, during the Benefit Period, the greater of: (i) the Level
Payment Amount, or (ii)                        Dollars ($            ) per
year for a total Benefit of                     Dollars ($             ).
     (c) Payment Upon Retirement After Attaining Age 62. In the event of Participant's retirement after attaining age 62 but prior to Normal Retirement, the Company shall pay the Participant, in substantially equal monthly installments, the Level Payment Amount per year during the Benefit Period.
     In the event of Participant's Other Termination (except for retirement after attaining age 62 prior to Normal Retirement) the Company shall pay the Participant within 30 days
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after such Other Termination, a Benefit consisting of a lump sum equal to the amount standing to the Participant's credit in the Account as of the date of such Other Termination.
     3. Disability Benefit; Disability Benefit Period, Disability Level Payment Amount; and Disability Level Payment Amount Period. Commencing as of the first day of the next calendar quarter following the Participant's Disability and continuing until the Participant becomes age 65 (the "Disability Benefit Period"), the Company shall pay the Participant, in
substantially equal monthly installments,                    Dollars ($
    ) per year during the Disability Benefit Period (the "Disability Benefit"). Commencing with the first monthly payment after the Participant becomes age 65 and continuing for the Disability Level Payment Amount Period, the Company shall pay the Participant, in substantially equal monthly installments, the Disability Level Payment Amount per year during such Disability Level Payment Amount Period.
     4. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a change in control of the Company as defined in the Banta Corporation Executive Trust Agreement ("Change in Control"), the Participant (or his estate or designated beneficiary) shall be entitled to receive a lump sum payment in lieu of any other payment called for by this Agreement, determined as follows:
     (a) In the event that the Participant (or his estate or designated beneficiary) has become eligible to receive payments under this Agreement prior to the date of the Change in Control by reason of death, Disability, Normal Retirement or Other Termination, the lump sum payment shall be equal to the present value of the future payments the Participant (or his estate or designated beneficiary) would otherwise be eligible to receive under this
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 Agreement, determined by using the interest rate described in the Plan, compounded monthly. In the case of a Participant who has become eligible to receive or who is receiving the Disability Benefit, the lump sum payment shall be determined by assuming that such Participant would otherwise have received the Disability Benefit for the remainder of the Disability Benefit Period and the Disability Level Payment Amount for the entire Disability Level Payment Amount Period.
     (b) In the event the Participant has not become eligible to receive any payments under this Agreement prior to the date of the Change in Control, the amount of the lump sum payment shall be the present amount standing to the Participant's credit in the Account as of the date of the Change in Control.
     5. Miscellaneous. This Agreement may not be released, discharged, abandoned, changed or amended in any manner except by a written instrument signed by the parties hereto. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Wisconsin. Capitalized terms used in this Agreement shall have the meaning set forth in the Plan.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be hereunto affixed, and the Participant has affixed his hand and seal as of the day and year first above written.

                                   Banta Corporation
                                   By
                                                       President

     (Corporate Seal)              ATTEST:
                                                       Secretary
                              [
                                        ("Subsidiary")
     (Corporate Seal)              By

                                             (title)
                              Attest:
                                                                             ]
                                                                       (SEAL)
                                        Participant